UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2025

Starz Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

1-14880	N/A
(Commission File Number)	(IRS Employer Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

1647 Stewart Street

Santa Monica, California 90404

(Address of principal executive offices)

Registrant’s telephone number, including area code: (877) 848-3866

Lions Gate Entertainment Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	STRZ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K of Starz Entertainment Corp. (the “Company”) is being filed for the purpose of correcting a clerical error in Item 2.03 and Exhibit 10.14 of the Current Report on Form 8-K filed with the SEC on May 7, 2025 (the “Original 8-K”). Item 2.03 of the Original 8-K indicates that the Credit Agreement referred to therein will mature on the date that is four years after the closing date of the facility. Item 2.03 to this Amendment No. 1 has corrected such statement to instead say five years after the closing date of the facility. Additionally, the Credit Agreement as filed in Exhibit 10.14 of the Original 8-K has been revised to reflect the correct maturity date. No other changes have been made to the Original Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 6, 2025, in connection with the consummation of the Transactions, Starz entered into a new credit agreement (the “Credit Agreement”) with Starz Capital Holdings LLC, as borrower (the “Borrower”), the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement provides for (i) a $300.0 million senior secured term loan credit facility and (ii) a $150.0 million senior secured revolving credit facility. The Credit Agreement and commitments thereunder will mature on the date that is five years after the closing date of the facility. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the Borrower’s option, either Term SOFR (subject to a 0.00% floor) or a base rate, in each case plus an applicable margin initially of 3.00% for Term SOFR loans and 2.00% for base rate loans. On and after the first full fiscal quarter of Starz after the Closing Date, the applicable margin will vary based on the Borrower’s Net Total Leverage Ratio (as defined in the Credit Agreement).

The Borrower will pay a commitment fee equal to 0.375% per annum in respect of unutilized commitments thereunder.

Borrowings under the Credit Agreement may be used for working capital needs and other general corporate purposes, including the financing of permitted acquisitions and investments.

The Borrower’s obligations under the Credit Agreement are guaranteed by Starz and substantially all of its wholly owned restricted subsidiaries and secured by substantially all assets of the Borrower and the guarantors, in each case subject to certain customary exceptions.

The Credit Agreement contains certain customary affirmative and negative covenants that limit the ability of the Borrower and its restricted subsidiaries, among other things and subject to certain significant exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, asset sales and acquisitions, pay dividends and make other restricted payments and enter into transactions with affiliates. The Credit Agreement also contains events of default customary for financings of this type, including relating to a change of control.

In addition, the Credit Agreement contains financial covenants requiring the Borrower to maintain (A) a Net Total Leverage Ratio, as of the last day of each fiscal quarter of Starz ending on and after (i) June 30, 2025, no greater than 4.50 to 1.00; (ii) March 31, 2026, no greater than 4.25 to 1.00; (iii) March 31, 2027, no greater than 4.00 to 1.00; and (iv) March 31, 2028, no greater than 3.50 to 1.00; (B) a Net First Lien Leverage Ratio (as defined in the Credit Agreement) no greater than 3.00 to 1.00; and (C) an Interest Coverage Ratio (as defined in the Credit Agreement) no less than 2.50 to 1.00.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.14 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b) Exhibits

Exhibit No.	Description of Exhibits

10.14	Credit and Guarantee Agreement, dated as of May 6, 2025, among Starz Capital Holdings LLC, as borrower, the guarantors party thereto, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2025

STARZ ENTERTAINMENT CORP

By:	/s/ Scott Macdonald
Name: Scott Macdonald
Title: Chief Financial Officer